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                                                                    EXHIBIT 4.18

    The following document is a translation provided for the convenience of our English speaking readers.

                          ----------------------------
                          SUPPLEMENTAL AGREEMENT No. 1
                              TO THE MEMORANDUM OF
                                UNDERSTANDING OF
                                  2 APRIL 2001
                          ----------------------------

BETWEEN
-------

SURESNES IMMOBILIER, a French societe par actions simplifiee [simplified stock company] with capital of EUR 40,000, having its registered office at 4, place de la Defense - 97974 Paris-La Defense Cedex (France), registered with the Commercial and Companies Registry of Nanterre under the number 430 104 232,

Represented herein by Mr. Patrick Albrand, Chief Executive Officer duly authorized for such purposes,

Hereinafter referred to as the "LESSOR" or "SURESNES IMMOBILIER"

                                                              AS THE FIRST PARTY

AND
---

HAVAS ADVERTISING, a French societe anonyme [corporation] with capital of EUR 105,432,578, having its registered office at 84, rue de Villiers, 92300 Levallois-Perret (France), registered with the Commercial and Companies Registry of Nanterre under the number 335 480 265,

Represented by Mr. Jacques Herail, Chief Executive Officer, Officer duly authorized for such purposes,

Hereinafter referred to as the "LESSEE"
                                                             AS THE SECOND PARTY

Hereinafter referred to individually as the "Party" or together as the "Parties".

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RECITALS AND DEFINITIONS:
-------------------------

1.       Recitals

1.1      On 2 April 2001, the Lessor and the Lessee entered into:

- a commercial lease for an office building called "LE GAUGUIN", to be built (hereinafter the "Building"); and

- a memorandum of understanding defining the terms and conditions governing relations between the Lessor and the Lessee during the building construction phase until the Lessee takes possession of the leased offices (the Memorandum).

1.2 The Lessor hereby confirms to the Lessee that it owns the land used for the purposes of the Building by virtue of a deed executed on 27 April 2001 and, consequently, it is acknowledged by the Parties hereto that the condition subsequent set forth in Article 6 of the Memorandum has not occurred. Furthermore, the Lessor hereby reminds the Lessee that the Construction Work (as defined in the Memorandum) commenced on 9 May 2001.

1.3 The Memorandum specifically governs all Changes to the Construction work Requested by the Lessee (as such term is defined in the Memorandum) that it would like to have done in the Building and provides, in such a case, for the drafting of a Supplemental Agreement to the Memorandum.

1.4 With this background, the purpose of this Supplemental Agreement is to ensure that the Lessor and the Lessee are in agreement regarding the Changes to the Construction Work Requested by the Lessee as well as the terms of performance and payment thereof, and, consequently, to amend certain provisions of the Memorandum and of the Lease (the Supplemental Agreement).

2.       Definitions/Construction

2.1 For the purposes of the enforcement and the construction of this Supplemental Agreement, words and expressions beginning with a capital letter shall have the meaning given thereto in the Memorandum, except for the word Annex which shall mean an annex to the Supplemental Agreement, and which shall form an integral part thereof.

2.2 In the event of any inconsistency or discrepancy between the provisions of the Memorandum and the Supplemental Agreement with those of the price quotes concerning the Changes to the Construction Work Requested by the Lessee set forth in the Annex hereto, it is expressly agreed by and between the Parties that the Lessee shall decide, in good faith, which provisions shall be relied upon.

                                                                               2

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NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
----------------------------------------------------

ARTICLE 1 - CHANGES TO THE CONSTRUCTION WORK REQUESTED BY THE LESSEE

1.1 In letters dated 18 September 2001, and confirmed on 8 October 2001, regarding the final price, the Lessee asked the Lessor to perform a first phase of Construction Work Requested by the Lessee, called the "technical structure phase" (Phase 1), for which Lessor delivered to the Lessee a work completion proposal on 21 August 2001, in accordance with the provisions set forth in
Article 4.4 of the Memorandum.

1.2 In letters dated 28 September 2001 and 2 October 2001, the Lessee commissioned from the Lessor a second phase of Construction Work Requested by the Lessee, called the "fixtures and fittings phase" (Phase 2), for which Lessor delivered to the Lessee a work completion proposal on 2 September 2001, in accordance with the provisions set forth in Article 4.4 of the Memorandum.

1.3 The Lessee has also indicated to the Lessor that it would like for other phases of Construction Work Requested by the Lessee to be undertaken, as follows:

1.       VDI Phase (Voice-Data-Images) (Phase 3)

The principle and the cost of Phase 3 have already been accepted by the Lessor in letters dated 20 November 2001 and 18 February 2002 (for the add 1 and 2).

2.       Security Phase (Phase 4)

3.       Furniture-Arrangement Phase (Phase 5)

The Lessor gives its authorization for Phase 5 to be undertaken without its involvement, and at the Lessee's expenses, from the Date upon which the Lessee takes possession, subject to prior disclosure to the Lessor of materials outlining Phase 5 and follow-up on completion of this Phase by the architectural firm Valode & Pistre.

4.       Miscellaneous Phase (Phase 6)

The Lessor is currently reviewing the proposal for completion of Phase 6.

ARTICLE 2 - TERMS OF COMPLETION OF THE CHANGES TO THE CONSTRUCTION WORK REQUESTED BY THE LESSEE

2.1 The Parties hereto hereby agree that each phase described hereinabove, or any other phase of Construction Work Requested by the Lessee in accordance with the provisions set forth in Article 4 of the Memorandum, shall be the subject of an Annex to the Supplemental Agreement.

2.2      Each Annex shall include the following information:

                                                                               3

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2.2.1    A detailed description of each phase of Construction Work Requested by the Lessee, to wit:

- the type of Construction Work Requested by the Lessee, including a description and price quote,

-        the cost of such work, exclusive of tax,

-        the cost of any preliminary surveys required, where appropriate,

-        the cost of any protective measures required, where appropriate,

- the amount of fees of contractors required to complete the work, as such amount is provided for in Article 4.4.2 (iv) of the Memorandum,

-        the time required for their completion,

-        the payment schedule.

2.2.2 The amendments of the provisions of the Memorandum and of the Lease pursuant to such Changes to the Construction Work Requested by the Lessee, and specifically those relating to:

-        the content and description of the leased office space,

- the Date of delivery and, consequently, the Date upon which the Lessee takes possession,

- restoring the office space to its original condition upon expiration of the Lease.

2.2.3    where appropriate, additional obligations binding the Parties.

2.2.4 The terms of completion of Phases 1 and 2 are outlined hereinafter respectively in Annexes 1 and 2 of the Supplemental Agreement. The terms of completion of Phases 3 and 4 are in the process of being finalized and shall be set forth respectively in an Annex 3 and an Annex 4 to the Supplemental Agreement.

2.3 Except as otherwise provided in the Annexes, all the other provisions of the Memorandum and the Lease shall remain unchanged..

ARTICLE 3 - COMPENSATING THE LESSEE FOR LOSS OF LEASE PAYMENTS DUE TO DELAY IN THE DATE UPON WHICH THE LESSEE TAKES POSSESSION

It is expressly agreed that if the completion of the Changes to the Construction Work Requested by the Lessee results in a delay in the Date of delivery of the Building, and, consequently, in the Date upon which the Lessee takes possession, the Lessee shall compensate the Lessor for the full amount of lost lease payments (L0) (as defined in Article A-10 of the General Lease Terms and Conditions, and indexed in

                                                                               4

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accordance with Article A-11 of the General Lease Terms and Conditions) as a
result of the delay in the Date upon which the Lessee takes possession.

Such compensation shall be payable monthly by the Lessee within five (5) business days after the last day of each month of delay ended, with the understanding that:

(i) the amount of the first payment shall be determined on a pro rata basis of the number of days between 9 February 2002 and the last day of that month;

(ii) the amount of the last payment shall be determined on a pro rata basis of the number of days between the last day of the calendar month preceding the stated Date upon which the Lessee takes possession and the actual Date upon which the Lessee takes possession.

(iii) the late payment penalties provided for in the General Lease Terms and Conditions (Article A-10) shall apply as well to the compensation described above.


Executed in Paris, on this [insert date] day of May 2002


/s/ Patrick Albrand                           /s/ Jacques Herail
-----------------------------                 ----------------------------------
On behalf of the Lessor                       On behalf of the Lessee

Mr. Patrick Albrand                           Mr. Jacques Herail

                                                                               5

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                       --------------------------------------

                                ANNEX 1 - PHASE 1

                       --------------------------------------

1.       Specific Features of Phase 1

1.1 Type and Description of Changes to the Construction Work Requested by the Lessee

The Changes to the Construction Work Requested by the Lessee included in Phase 1 is descried hereinbelow in the materials set forth in Annex 1-A which includes the corresponding construction plans, technical descriptions and price quotes.

1.2      Cost of Changes to the Construction Work Requested by the Lessee

The cost of the Changes to the Construction Work Requested by the Lessee comes to a total of two million eight hundred nineteen thousand nine hundred twenty-four euros and seventeen cents, exclusive of tax (EUR 2,819,924.17, exclusive of tax).

The applicable Value Added Tax (VAT) shall be applied to this amount for each payment due, as described in paragraph 1.6 hereinbelow.

1.3      Cost of Surveys

The total cost of surveys is one hundred thirty thousand four hundred ninety six euros and thirty six cents, exclusive of tax (EUR 130,496.36, exclusive of tax).

This amount, plus the applicable 19.60% Value Added Tax (VAT), was paid according to the schedule set forth in Annex 1-B.

1.4      Cost of Protective Measures

The total cost of protective measures is twenty four thousand three hundred thirty-seven euros, exclusive of tax (EUR 24,337, exclusive of tax).

This amount, plus the applicable 19.60% Value Added Tax (VAT), was paid on 14 September 2001.

1.5      Amount of Fees of Contractors

Pursuant to Article 4.4.2 (iv) of the Memorandum, the amount of fees of contractors is six hundred sixty-five thousand one hundred sixty-eight euros and fourteen cents, exclusive of tax (EUR 665,168.14, exclusive of tax).

The applicable Value Added Tax (VAT) shall be applied to this amount for each payment due, as described in paragraph 1.6 hereinbelow.

                                                                               6

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1.6      Completion Time

The completion of Phase 1 of the Construction Work Requested by Lessee shall require extra time, resulting in a two-month delay in the Date of delivery, unless it is extended due to a case of vis major or the occurrence of a legitimate cause of suspending the Work of the Lessee in accordance with Article
3.3.2 of the Memorandum.

The Lessor hereby agrees to perform or cause to perform the Phase 1 Work of the Lessee within the timeframe indicated above.

1.7      Payment Schedule

Payment of Phase 1 of the Construction Work Requested by the Lessee, described in paragraph 1.2 hereof, and the monies mentioned in paragraph 1.5 above shall be made based on the following payment schedule:

- 20%, exclusive of tax, when the order for the Changes to Construction Work Requested by the Lessee is placed;

- the remaining balance according to the payment schedule set forth in Annex 1-C hereto.

Payment of such monies shall be made in accordance with the provisions of
Article 4.6 of the Memorandum.

2.       Amendment of the Provisions of the Memorandum

2.1      Content and Description of the Leased Office Space

Given the Phase 1 Construction Work Requested by the Lessee, any changes made to the content or description of the leased office space shall appear on the construction plans annexed hereinafter (Annex 1-A).

Specifically, the building of the auditorium wished by the Lessee shall result in reduced usable surface area, estimated to be 254.90 m/2/, the consequences of which are provided for in paragraph 3.2.1 hereinbelow.

2.2      New Date of Delivery and Date Upon Which the Lessee Takes Possession

To take into account the extra time required for completion, described in paragraph 1.6 hereinabove, the Date of delivery shall be deferred to 9 April 2003. This date will also be the new Date upon which the Lessee takes possession.

2.3 Restoring the Office Space to its Original Condition Upon Expiration of the Lease

The Lessor waives its right to require the Building to be restored to its original condition upon expiration of the Lease, in connection with the Phase 1 Construction Work Requested by the Lessee expressly listed hereinafter in Annex 1-D.

                                                                               7

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For all the Phase 1 Construction Work Requested by the Lessee that is not expressly included in such list, the Lessor shall be entitled to demand that the Building be restored to its original condition pursuant to article A6-2 of the General Lease Terms and Conditions.

It is moreover understood that any future change in the Phase 1 Construction Work, made at the request of the Lessee, shall require prior approval of the Lessor.

3.       Additional Obligations of the Parties

3.1      The Lessor's Obligation: Formalities to Obtain an Amended Building
         Permit

The Phase 1 Construction Work Requested by the Lessee requires an amended building permit.

The Lessor hereby agrees to perform all formalities required with the relevant government agencies to obtain an amended building permit, free of any claims by third parties, the application for which shall be prepared working closely with the Lessee, based on the information set forth in Annex 1-A.

It is agreed by and between the Parties hereto that under no circumstances may the Lessor be held liable for denial or rejection of such amended building permit. In such cases, the cost of the surveys described in paragraph 1.4 hereinabove shall, in any case, be borne by the Lessee and paid in accordance with Article 4.6 of the Memorandum.

Moreover, all restoration work required due to the denial or rejection of the application for the building permit shall be performed by the Lessee at its expenses alone.

The Lessee may not claim any compensation in the event of denial or rejection of the building permit.

3.2      Lessee's Obligations

3.2.1 Lessor's Compensation for Loss of Usable Surface Area due to the Building of the Auditorium

The usable surface area lost due to the building of the auditorium is estimated to be 254.90 m/2/.

The final actual usable surface area lost will be measured in accordance with the provisions of article B1 of the Special Lease Terms and Conditions and of Articles 2.2 to 2.7 of the Memorandum.

The Lessee hereby agrees to compensate the Lessor within 10 calendar days after receiving a request therefor by registered letter with return receipt requested, if one of the following occurs:

                                                                               8

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-        the Lease is terminated, regardless of the reason therefor, and even in the event of approval of the Lessor, before the expiration of the firm 9-year period provided for in the Lease;

- Renegotiation implying in a downward revision of the amount of the lease payments in connection with the Lease, or a court-order to revise it downward.

During the period commencing at the date hereof up to the Date upon which the Lessee takes possession (as such term is defined in the Memorandum), the price as indicated above, shall be revised on the basis of variations in the BT01 index, the baseline reference index being set at 584.3, and the index for the purposes of comparison is the last index published at the Date upon which the Lessee takes possession.

As of the Date upon which the Lessee takes possession and until the date the compensation is effectively paid, such price shall be revised each year at the same time as the lease payments (L1) on the basis of the variation of the building construction cost index published by INSEE at the Date upon which the Lessee takes possession, the comparison index being the last building construction cost index published by INSEE for the same quarter as the baseline reference index.

This undertaking by the Lessee shall remain valid and in effect for the full duration of the Lease and is restated in the same terms in the letter of undertaking delivered by the Lessee to the Lessor at the time of the signing hereof and a copy of which is set forth in Annex 1-E hereto.

3.2.2 Lessor's Compensation for Loss of Lease Payments Due to the Delay in the Date Upon Which the Lessee Takes Possession

The performance of the Phase 1 Construction Work Requested by the Lessee results in a delay in the Date of delivery, and consequently in the Date upon which the Lessee takes possession.

The Lessee shall compensate the Lessor for the full amount of the loss of lease payments in accordance with the provisions of article 3 of this Supplemental Agreement.


Executed in Paris, on 3 May 2002


/s/ Patrick Albrand                           /s/ Jacques Herail
-----------------------------                 ----------------------------------
On behalf of the Lessor                       On behalf of the Lessee

Mr. Patrick Albrand                           Mr. Jacques Herail

                                                                               9

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                         LIST OF THE ANNEXES TO ANNEX 1

1-A Construction plans*, descriptions and price quote of Phases 1 and 2 of the Construction Work Requested by the Lessee

1-B      Payment schedule of the surveys

1-C      Payment schedule

1-D List of the Construction Work Requested by the Lessee not subject to the restoration obligation

1-E      Copy of the Lessee's letter dated [insert date] 2002


* The technical construction plans shall be supplied later upon completion of the work.

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                      ------------------------------------

                                ANNEX 2 - PHASE 2

                      ------------------------------------

1.       Specific Features Of Phase 2

1.1 Type and Description of Changes to the Construction Work Requested by the Lessee

The Changes to the Construction Work Requested by the Lessee included in Phase 2 is descried hereinbelow in the materials set forth in Annex 1-A of Annex 1, which includes the price quotes for Phase 2 Construction Work Requested by the Lessee.

1.2      Cost of Changes to the Construction Work Requested by the Lessee

The cost of the Phase 2 Changes to the Construction Work Requested by the Lessee comes to a total of one million five hundred seventy-eight seven thousand seven hundred twenty-nine euros and eighteen cents, exclusive of tax (EUR 1,578,729.18, exclusive of tax).

The applicable Value Added Tax (VAT) shall be applied to this amount for each payment due, as described in paragraph 1.6 hereinbelow.

1.3      Cost of Surveys

The total cost of surveys for Phase 2 is included in the cost of the protective measures in Phase 1.

1.4      Cost of Protective Measures

The total cost of protective measures for Phase 2 is included in the cost of the protective measures in Phase 1.

1.5      Amount of Fees of Contractors

Pursuant to Article 4.4.2 (iv) of the Memorandum, the amount of fees of contractors is three hundred ninety-seven thousand nine hundred ninety-seven euros and sixty-three cents, exclusive of tax (EUR 397,997.63, exclusive of tax), and this includes the EUR 75,034.80 fee for the realization of the terraces (tiers of seats) for the auditorium.

The applicable Value Added Tax (VAT) shall be applied to this amount for each payment due, as described in paragraph 1.6 hereinbelow.

1.6      Completion Time

The completion of Phase 2 of the Construction Work Requested by the Lessee will be completed within the same timeframe as Phase 1.

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1.7      Payment Schedule

Payment of Phase 2 of the Construction Work Requested by the Lessee, described in paragraph 1.2 hereof, and the monies mentioned in paragraph 1.5 above shall be made based on the following payment schedule:

- 20%, exclusive of tax, when the order for the Changes to the Construction Work Requested by the Lessee is placed;

- the remaining balance according to the payment schedule set forth in Annex 2-A hereto.

Payment of such monies shall be made in accordance with the provisions of
Article 4.6 of the Memorandum.

2. AMENDMENT OF THE PROVISIONS OF THE MEMORANDUM IN CONNECTION WITH RESTORING THE OFFICE SPACE UPON EXPIRATION OF THE LEASE

The Lessor waives its right to require the Building to be restored to its original condition upon expiration of the Lease, in connection with the Phase 2 Construction Work Requested by the Lessee expressly listed hereinafter in Annex 2-B.

For all the Phase 2 Construction Work Requested by the Lessee that is not expressly included in such list, the Lessor shall be entitled to demand that the Building be restored to its original condition pursuant to article A6-2 of the General Lease Terms and Conditions.

With respect to quotes 17A, 18A and 29A set forth in Annex 2-C hereinafter, relating to the construction of IT and central photocopy office space, it is hereby agreed that, while the office space must be restored to its original condition upon expiration of the Lease, the Lessor hereby accepts that as far as the air conditioning system is concerned, restoring the premises to their original condition may involve either using the cold girder system, as installed in the rest of the building, or keeping or installing a convector fan system which is so compact that it offers the same features as the cold girder system originally provided.

It is moreover understood that any future change in the Phase 2 Construction Work, made at the request of the Lessee, shall require prior approval of the Lessor.

3.       THE LESSOR'S OBLIGATION

The Phase 2 Construction Work Requested by the Lessee requires an amended building permit.

This has been included in the application for the amended building permit to be filed in connection with Phase 1.

Consequently, the provisions of article 3.1 of Annex 1 shall apply to Phase 2

                                                                              12

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Executed in Paris, on [insert date] May 2002,




/s/ Patrick Albrand                         /s/ Jacques Herail
-----------------------------               ------------------------------------

On behalf of the Lessor                     On behalf of the Lessee

Mr. Patrick Albrand                         Mr. Jacques Herail

                                                                              13

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                          LIST OF THE ANNEXES TO ANNEX 2

2-A      Payment schedule

2-B List of the Construction Work Requested by the Lessee not subject to the restoration obligation

2-C      Copies of quotes 17A, 18A and 29A

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                                    MAY 2002

                               SURESNES IMMOBILIER

                                HAVAS ADVERTISING



                     ======================================

                         SUPPLEMENTAL AGREEMENT No. 1 TO
                        THE MEMORANDUM OF UNDERSTANDING
                      Relating to the Building in Suresnes

                     ======================================